EXHIBIT 99.1

Contacts:

Lawrence R. Samuels and Angie Yang

Chief Financial Officer PondelWilkinson Inc.

UTi Worldwide Inc. 310.279.5980

310.604.3311 investor@pondel.com

UTi WORLDWIDE ANNOUNCES RETIREMENT PLANS FOR ALAN DRAPER

-- EVP and President – Asia Pacific Region to Serve in Ongoing Role as Consultant after Retirement --

Rancho Dominguez, California – March 29, 2006 – UTi Worldwide Inc. (NASDAQ NM:UTIW) today announced that Alan C. Draper, executive vice president of the company and president of its Asia Pacific region, will retire from the company effective June 30, 2006. Upon his retirement, Draper will relinquish his seat on UTi’s board of directors, but at the same time will commence an ongoing consulting relationship with UTi, focusing on supporting the company’s operations in the emerging economies of the Asia Pacific region.

Draper has served UTi and certain of its predecessor entities and related businesses for the past 27 years. He is one of the original co-founders of the company, along with Chief Executive Officer of the Africa region and Vice Chairman of the Board Matthys J. “Tiger” Wessels, Chief Executive Officer Roger I. MacFarlane and former President and Chief Operating Officer Peter Thorrington, who currently serves as a special advisor to the board.

“Alan has been instrumental in helping us build a strong franchise in the Asia Pacific region that has been an increasingly significant generator of gross revenues for UTi Worldwide,” Wessels said. “He has been an exemplary mentor and guide to the Asia Pacific team, which is now well established and prepared to continue his legacy of commitment and integrity to our clients. While the entire UTi family will certainly miss Alan upon his departure, we wish him much happiness in his retirement.”

“I have personally known Alan as a friend and colleague since he first joined our team,” MacFarlane added. “It will be sad for me to say goodbye to our current day-to-day collaboration, but I am happy that UTi will continue to benefit from Alan’s wisdom after his retirement as he continues to support our efforts in the Asia Pacific region as a consultant.

“In this capacity, we believe Alan will be a valuable resource to John Hextall in his newly expanded role as executive vice president, global leader of client solutions and delivery, which we also announced today. Accordingly, the new integrated client solutions and solutions delivery management team in the Asia Pacific region, including Glenn Mills, David Cheng and Brian Dangerfield, will report to John upon Alan’s retirement,” MacFarlane said. Mills will also continue to be a part of the global client solutions team, led by Gene Ochi, executive vice president, global leader of client solutions development.

Draper commented: “My decision to retire was not an easy one and comes with deeply mixed emotions. I could not have asked for a greater team of colleagues to collaborate with over the years and feel that I have been extremely lucky to have had the opportunity to work with UTi’s many talented employees. I will greatly miss the day-to-day interaction with colleagues and friends throughout the UTi organization, but I look forward to entering the next stage of our relationship. At the same time, I am pleased that my retirement later this year will allow me to have significantly greater time to spend with my family and pursue other personal interests.”

The company said that as part of Draper’s retirement plans, he intends to diversify his personal portfolio and sell his holdings in UTi over the next four months pursuant to a pre-arranged stock trading plan.

About UTi Worldwide

UTi Worldwide Inc. is an international, non-asset based global integrated logistics company providing air and ocean freight forwarding, contract logistics, customs brokerage, distribution, inbound logistics, truckload brokerage and other supply chain management services. The company serves a large and diverse base of global and local companies, including customers operating in industries with unique supply chain requirements such as the pharmaceutical, retail, apparel, chemical, automotive and technology industries. The company seeks to use its global network, proprietary information technology systems, relationships with transportation providers and expertise in outsourced logistics services to deliver competitive advantage to each of its customers' global supply chains.

Safe Harbor Statement

Certain statements in this news release may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The company intends that all such statements be subject to the “safe-harbor” provisions contained in those sections. Such statements may include, but are not limited to, the anticipated involvement and consulting role that Mr. Draper will serve after his retirement from the company and any other statements, which are not historical facts. Many important factors may cause the company’s actual results to differ materially from those discussed in any such forward-looking statements, including increased competition; integration risks associated with acquisitions; the effects of changes in foreign exchange rates; changes in the company’s effective tax rates; industry consolidation making it more difficult to compete against larger companies; general economic, political and market conditions, including inventory build-ups, economic slowdowns and declines in consumer confidence; declines in world trade; work stoppages or slowdowns or other material interruptions in transportation services; risks of international operations; the success and effects of new strategies; disruptions caused by conflicts, wars and terrorism; and the other risks and uncertainties described in the company’s filings with the Securities and Exchange Commission. Although UTi believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated in forward-looking statements will be realized. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by UTi or any other person that UTi’s objectives or plans will be achieved. UTi undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.